SECOND AMENDMENT TO
ALION SCIENCE AND TECHNOLOGY CORPORATION
EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT PLAN

     WHEREAS, Alion Science and Technology Corporation (the “Company”) maintains an Employee Ownership, Savings and Investment Plan for the benefit of its Employees and the Employees of any other Adopting Employer, which Plan was last amended and restated as of December 19, 2001 (the “Plan); and

     WHEREAS, under Section 15.1 of the Plan, the Company reserved the right to amend the Plan at any time, in whole or in part, by action of its Board of Directors; and

     WHEREAS, the Board of Directors of the Company, pursuant to Section 15.1 of the Plan, has delegated authority to amend the Plan to the undersigned officer, provided he determines that the amendment would not materially increase costs of the Plan to the Company or any Adopting Employer; and

     WHEREAS, the undersigned officer has determined that this Second Amendment would not materially increase costs of the Plan to the Company or any Adopting Employer;

NOW, THEREFORE, pursuant to the powers of amendment reserved under Section 15.1 of the Plan, the Plan is hereby amended by the Company, effective October 1, 2002, as follows:

ARTICLE II

Section 2.13 - Amended by striking provision (E) from subsection (a)(1) and relettering provision (F) provision (E).

In General

Any provision of the amended and restated Plan inconsistent with the foregoing changes is hereby amended to be consistent herewith.

     IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Second Amendment to the Plan to be executed on its behalf by its duly authorized officer on this 27 day of March, 2003.

ALION SCIENCE AND TECHNOLOGY CORPORATION
By:	/s/ Bahman Atefi

Title:	Chairman & CEO

(Seal)